EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							21-012

Date: September 30, 2021	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Announces $80 Million Asset-Based Credit Facility

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) announced today that it has entered into a new $80 million asset-based revolving credit facility (the “ABL Facility”) with a syndicated banking group.  The ABL Facility replaces Helix's existing credit facility and term loan, which was concurrently repaid in full.

The key features of the ABL Facility include:

●	$80 million revolving credit facility, subject to borrowing base availability
●	Five-year term or 91 days prior to the maturity of Helix’s 2026 Convertible Senior Notes
●	Separate U.S. and U.K. tranches of $45 million and $35 million, respectively
●	Initial pricing at LIBOR or SONIA plus 150 to 200 basis points or the base rate plus 50 to 100 basis points, with an undrawn fee of 37.5 to 50 basis points
●	Additional $70 million accordion, subject to lender approval

Erik Staffeldt, Executive Vice President and Chief Financial Officer of Helix, commented, “We are pleased to have executed the new ABL Facility, which will provide us with access to working capital financing as needed during our post-capital expansion phase.  We expect the facility will provide greater flexibility to manage our daily operations and financial covenant compliance requirements.  Our initial borrowing base is approximately $72 million, and we expect it will fluctuate between $30 and $70 million with our seasonal and geographic changes in activity.  The ABL Facility will initially be used to support our existing letters of credit, and our initial availability, net of letters of credit, is approximately $70 million with no outstanding borrowings.  We are pleased to be able to continue our banking relationships with the support of our lenders.”

Bank of America, N.A. and Wells Fargo Bank, N.A. acted as Joint Lead Arrangers, and Bank of America, N.A. will continue to serve as Administrative Agent.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.HelixESG.com.